                                                                    EXHIBIT 99.1


[CENTERPOINT ENERGY LOGO]                           For more information contact
                                                    MEDIA:
                                                    LLOYD LEBLANC
                                                    Phone 713.207.7125
                                                    INVESTORS:
                                                    MARIANNE PAULSEN
                                                    Phone 713.207.6500

FOR IMMEDIATE RELEASE                                                Page 1 of 2

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                   CENTERPOINT ENERGY HOUSTON ELECTRIC REACHES
                              RATE CASE SETTLEMENT

  Company to reduce and freeze delivery rates, increase investments to promote energy efficiency and fund low income energy assistance programs

         HOUSTON - JULY 31, 2006 - CenterPoint Energy Houston Electric, LLC
(CEHE), a wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today filed with the Public Utility Commission of Texas (PUC) a Stipulation and Agreement (the settlement) entered into with the parties to CEHE's pending rate case before the PUC. If ultimately approved by the PUC, the settlement will resolve all issues in that proceeding. The settlement will reduce the company's electric base rate revenues by $58 million per year and will commit CEHE to increase its energy efficiency spending by $10 million annually. The settlement also freezes electric delivery rates until June 30, 2010. In addition, CEHE will fund $10 million per year for programs providing financial assistance to qualified low-income customers in its service territory. The company expects to implement the new base rates, to increase its energy efficiency spending and to begin the agreed funding for financial assistance programs later this fall, following approval of the settlement by the PUC.

         "For several months we have been discussing a settlement with parties, beginning with the Mayor of the City of Houston, and we appreciate everyone's leadership and diligence," said Tom Standish, group president of regulated operations for CenterPoint Energy. "We are always pleased when we can find common ground and work collaboratively with customers, PUC staff and elected officials rather than litigate an extended rate case, which can be costly both in dollars and in resources that can otherwise be devoted to serving our customers. The 20 parties in this case, PUC staff and company personnel have worked tirelessly to craft and successfully complete a complicated settlement."

         CEHE owns, operates and maintains the network of power lines that delivers electricity in the greater Houston area. The company does not generate electricity nor does it sell electricity to end-use customers. Instead, it charges retail electric providers a regulated price to operate and maintain the wires, poles and electric meters that make the delivery of electricity from a power plant to the end-use customer possible. CEHE's delivery charges represent about 17 percent of the typical residential bill.

         "We believe this settlement benefits all parties involved," said Joe McGoldrick, senior vice president of finance and regulatory affairs for CenterPoint Energy's regulated operations. "It reduces electric delivery base rates, helps low income residential customers and encourages energy efficiency. CEHE benefits from the rate certainty and stability this settlement provides, enabling us to continue focusing on delivering safe and reliable electricity, while having an opportunity to earn a competitive rate of return. Settling this case also allows the company to free-up resources and focus on meeting the demands of the Texas electric market."


                                   -- more --

[CENTERPOINT ENERGY LOGO]                           For more information contact
                                                    MEDIA:
                                                    LLOYD LEBLANC
                                                    Phone 713.207.7125
                                                    INVESTORS:
                                                    MARIANNE PAULSEN
                                                    Phone 713.207.6500

FOR IMMEDIATE RELEASE                                                Page 2 of 2

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         Although the settlement does not change the company's depreciation rates or provide an increase in storm reserve accruals, it does permit CEHE to amortize its expenditures related to Hurricane Rita over a seven year period and to amortize rate case expenses associated with the pending rate review over a four year period.

         During the rate freeze, rates remain subject to adjustments for changes related to certain transmission costs, implementation of the PUC's recently adopted change to its Competition Transition Charge rule and certain other matters.

         In addition to settling the rate case, the settlement also resolves all issues related to the remand of CenterPoint Energy's 2001 unbundled cost of service proceeding by providing $32 million in wholesale and retail rate credits over approximately four years.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, and pipeline and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total approximately $16 billion. With about 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. You can generally identify forward-looking statements by the words "believe," "will," "expect" or other similar words. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's business plans, financial market conditions and other factors discussed in the Annual Reports on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission by CenterPoint Energy, Inc. and CenterPoint Energy Houston Electric, LLC.

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